EXHIBIT 15





































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    July 14, 1994



    Orion Capital Corporation
    30 Rockefeller Plaza
    New York, New York

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended March 31, 1994 and 1993, as indicated in our report dated April 25, 1994; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, is being used in Registration Statement No. 33-53759.

    We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



    /s/ Deloitte & Touche
    ---------------------
    Hartford, Connecticut